ASSIGNMENT AND ASSUMPTION

OF SUBADVISORY AGREEMENT

This Assignment and Assumption of Subadvisory Agreement is made as of June 20, 2013 by and between Delaware Management Company ("DMC") and Delaware Investments Fund Advisers ("DIFA"), each a series of Delaware Management Business Trust, a Delaware statutory trust ("DMBT").

WHEREAS, DMBT is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which currently provides investment advisory services to investment companies registered under the Investment Company Act of 1940, as amended, through DMC;

WHEREAS, Lincoln Investment Advisors Corporation (the "Investment Manager") serves as the investment adviser to the LVIP Delaware Bond Fund, LVIP Delaware Growth and Income Fund, LVIP Money Market Fund, LVIP Delaware Social Awareness Fund and LVIP Delaware Special Opportunities Fund (each a "Fund" and together the "Funds"), a series of Lincoln Variable Insurance Products Trust, pursuant to an Investment Advisory Agreement dated as of April 4, 2007.

WHEREAS, DMC has provided subadvisory services to the Fund pursuant to the Subadvisory Agreement dated January 4, 2010 between DMC, and the Investment Manager (the "Agreement");

WHEREAS, DMBT has restructured the investment subadvisory services it provides to certain third party U.S. registered investment companies, or series thereof, including the Fund, by consolidating such services with and into DIFA, which is a newly organized series of DMBT (the "Restructuring"); and

WHEREAS, the restructuring does not result in a change of control or management, and thus does not constitute an "assignment" of the Agreement under the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1.The Agreement previously in effect between DMC and the Investment Manager is hereby assumed in its entirety by DIFA, except that all references to DMC shall be replaced with references to DIFA.

2.DIFA agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of DMC thereunder.

3.The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Subadvisory Agreement as of the date set forth above.

DELAWARE MANAGEMENT COMPANY,	DELAWARE INVESTMENTS FUND
a series of Delaware Management Business Trust	ADVISERS, a series of Delaware Management
Business Trust
By: /s/ Patrick P. Coyne	By: /s/ Patrick P. Coyne
Name: Patrick P. Coyne	Name: Patrick P. Coyne
Title: President	Title: President

ACKNOWLEDGED:

Lincoln Variable Insurance Products Trust, on behalf of the following series: LVIP Delaware Bond Fund

LVIP Delaware Growth and Income Fund LVIP Money Market Fund

LVIP Delaware Social Awareness Fund LVIP Delaware Special Opportunities Fund

By: /s/ Daniel Hayes

Name: Daniel Hayes

Title: President

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